Exhibit n.10

Report of Independent Registered Public Accounting Firm on Financial Statement Schedules

To the Board of Directors
of TICC Capital Corp.:

Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 12, 2013 appearing in the 2012 Annual Report on Form 10-K also included an audit of the senior securities table listed in this Registration Statement. In our opinion, the senior securities table for the year ended December 31, 2012 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 12, 2013